Exhibit 99.1

Solar Capital Ltd. Announces Amendment to Its Credit Facility

NEW YORK — November 27, 2018 — Solar Capital Ltd. (NASDAQ: SLRC) (the “Company” or “Solar Capital”), today reported that it has completed an amendment to its senior secured credit facility (“Credit Facility”) to allow it to use the flexibility and incremental leverage provided by the Small Business Credit Availability Act (“SBCAA”).

Solar Capital has amended its $530 million Credit Facility to reduce the asset coverage covenant from 200% to 150% and to make certain related changes to the borrowing base calculations. Pricing and other significant terms remain unchanged. Amendments to adopt the new 150% asset coverage requirement were not required for any of Solar Capital’s other debt agreements.

“With this amendment, we have access to the incremental leverage allowed via the Reduced Asset Coverage Ratio, which Solar Capital’s board of directors and shareholders have previously authorized. The reduction of our asset coverage requirement provides increased flexibility to expand our cash flow and asset-based loan portfolio,” said Michael Gross, CEO and Chairman of Solar Capital. “Additionally, we are confident that this increased flexibility for our unique specialty finance business model, coupled with our conservative investment philosophy, positions us for net investment income growth.”

“We are grateful for the overwhelming support from our financing partners, as well as our independent directors and shareholders,” said Bruce Spohler, Chief Operating Officer of Solar Capital. “Their support highlights the confidence that they have placed in Solar Capital’s strong investment track record and prudent balance sheet management.”

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with The Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact

Solar Capital Ltd.

Investor Relations

(646) 308-8770

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